                                                                     Exhibit 5
                             Day, Berry & Howard
                                 CityPlace
                       Hartford, Connecticut 06103-3499






                                             October 31, 1994



The Advest Group, Inc.
One Commercial Plaza
280 Trumbull Street
Hartford, CT 06103

Gentlemen:

        We have acted as your special counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to be filed by The Advest Group, Inc. (the "Company") with the Securities and Exchange Commission, relating to a maximum of 800,000 shares of the common stock, $.01 par value, of the Company (the "Shares") issuable under The Advest Group, Inc. 1995 Equity Plan (the "Plan"), 400,000 of which Shares may be issued directly under the Plan and 400,000 of which Shares may be issued upon the exercise of options issuable under the Plan.

        We have examined the Plan, the minutes of the corporate proceedings of the Board of Directors of the Company and such other documents as we have deemed relevant and necessary as a basis for our opinion below.

        Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plan will, when so issued upon receipt of the consideration specified in the Plan, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares or treasury shares available for such issuance).

        We consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                            Very truly yours,





                            DAY, BERRY & HOWARD